Exhibit 99.2

FOR IMMEDIATE RELEASE

ADA-ES PROVIDES OPERATING UPDATE

ANNOUNCES PRESENTATION AT BAIRD 2012 INDUSTRIAL CONFERENCE AND

APPOINTS NEW DIRECTOR

Reiterates Optimism for Emissions Control and Refined Coal Segments

Highlands Ranch, CO – November 1, 2012 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that Michael D. Durham, President & CEO, and Mark McKinnies, SVP & CFO, are scheduled to present at the Baird 2012 Industrial Conference in Chicago on Monday, November 5, 2012 at 3:35 p.m. CT. A copy of the slides to be used at this event will be available via the Investor Information section of www.adaes.com on or before November 5, 2012, and will also be filed on Form 8-K with the Securities and Exchange Commission.

In advance of the Baird presentation, ADA is providing an update on the Company’s progress along a number of fronts.

Emissions Control

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The EPA Mercury and Air Toxics Standard (MATS) requires that coal-fired power plants reduce emissions of mercury, sulfuric, hydrochloric and other acid gases by April 2015. We are expecting MATS to generate a market in excess of $1 billion for activated carbon injection (ACI) and dry sorbent injection (DSI) systems, and we hope to maintain a combined market share of at least 35%. This would generate over $300 million in revenues for ADA over the next three years.

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MATS has created a significant increase in procurement activities and we have been very busy responding to this market. ADA has active bids on over $119 million for ACI systems and over $140 million on DSI systems.

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The active bids for ACI and DSI systems do not include the bids that ADA has been notified to have won, but has not announced because the contracts have not yet been signed. These potential contracts, which could exceed $30 million if the power companies move forward on all the systems in the contracts, include providing ACI systems for the entire fleet of one power company, DSI systems for the fleet of a second electricity generator, an individual ACI system for a power plant, and an ACI system for a cement plant. We expect that these new awards will begin generating revenues to ADA in November and December of this year, and we will provide additional details once the contracts are signed.

Refined Coal

ADA’s Clean Coal Solutions, LLC (“Clean Coal”) joint venture now has eight Refined Coal (“RC”) facilities in full-time operation on 15 coal-fired boilers. The seven RC facilities that were operational during Q3

2012 (the eighth RC facility began operating in October) produced approximately 5.3 million tons of RC. Based on year-to-date usage, ADA expects these eight RC facilities will, in the aggregate, produce approximately 16 million tons of coal in 2012, or approximately 20 million tons on an annual basis.

•	Four of the eight RC facilities are fully monetized. During Q3 2012, these facilities produced 2.8 million tons of RC.

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Three of the eight RC facilities were operated by Clean Coal during Q3, but not yet monetized. During Q3 2012, these facilities generated tax credits for Clean Coal’s own use and produced approximately 2.5 million tons of RC.

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Clean Coal has made significant progress in its discussions regarding various aspects of the transaction with a new, third party tax equity partner. Pending finalization of those matters and receipt of certain approvals from the utility and related bondholders, Clean Coal expects, by the end of the year, to have fully monetized an RC facility it is presently operating for its own account.

Dr. Durham commented, “Closings of several deals with power companies and tax equity partners for our RC facilities were delayed in Q2 and Q3 for various reasons, including: permitting, regulatory approval, corporate financial restructuring of related third parties, changes in plant ownership, changes and retirements of personnel involved in the negotiations, the need to involve additional parties in the transactions, and uncertainties in the tax credit community. As our previous disclosures have indicated, because of the complexities of each RC deal and the number of externalities that are outside our direct control and involvement, there was potential for delays beyond our initial estimates of 6-9 months to close the transactions.

“As demonstrated by the recent information from Minnkota Power regarding its MR Young plant, the factors that are within ADA’s control, such as the effectiveness of the technology, the operation of the RC facilities, and the satisfaction of the utilities burning the RC, have produced very favorable results. We continue to drive toward the goal of producing RC from all 28 placed in service facilities while remaining flexible to address as best we can those variables that are outside our control.

“Despite the recent delays, we do not expect any changes that may result from variables outside our control to have a material impact on the expected size of our market or the future long term economics for our RC business segment. We believe that once all new and existing RC facilities are leased or sold to others and become fully operational, they will achieve an annualized segment rental revenue rate of approximately $200 million; this revenue figure excludes approximately $250—$300 million in ongoing coal sales and raw coal purchases for RC facilities that Clean Coal is expected to operate in the long-term for its own account. These revenue rates would be expected to generate approximately $100 million in segment income to ADA after payments to minority partners, including an estimated $30 million in tax credits to be generated by RC facilites operated by Clean Coal. The projected segment revenue and income are expected to continue through 2021.”

Dr. Durham continued, “Based upon the status of operations and negotiations on RC facilities, we expect to report consolidated RC segment revenues of approximately $190 million in 2012, comprised of $40 million in rental revenues and $150 million in coal sales and raw coal purchases. Tax credit benefits and segment income for 2012 are projected to total approximately $22 million, which will include approximately $16 million of tax credits apportioned to ADA associated with the operations of RC facilities that have either yet to be monetized or are being operated by Clean Coal for its own use.”

Dr. Durham concluded, “The increased market activity following the finalization of MATS in April has supported our confidence for significant growth in revenues, profits, and cash flows in 2012 and 2013 from our combined activities.”

New Director Joins ADA

ADA is pleased to announce the appointment of Alan Bradley Gabbard to the Company’s Board of Directors. Mr. Gabbard, an independent director, will serve on the Company’s Audit Committee and Compensation Committee. With Mr. Gabbard’s appointment, ADA’s Board stands at 10 members. Mr. Gabbard is a senior level financial executive with an extensive background in traditional and non-traditional energy businesses. He has substantial financial management experience in small cap, public companies, including initial and secondary public offerings, private debt and equity financings, acquisitions, investment bank negotiations, financial management and reporting, investor relations and operational management. His professional experience has been focused primarily in the upstream energy markets, energy field services, end-use energy management markets, and alternative and energy efficiency markets. Mr. Gabbard is currently the CFO of Recovery Energy, Inc. (NASDAQ: RECV) and previously was a Founder, Director, and CFO of Metretek Technologies, Inc. currently known as PowerSecure International, Inc. (NASDAQ: POWR).

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions from burning Powder River Basin (“PRB”) coals in cyclone boilers and our patent pending M-45™ technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the impact of MATS and size of the market for DSI and ACI systems; the amount and timing of RC production and size of the market for our RC business; timing of necessary approvals and completion of contracts to monetize additional RC facilities; the amount and timing of revenues, income, cash flows and other financial measures; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, accounting rules, prices, economic conditions and market demand; timing of laws and regulations and any legal challenges to, repeal of or amendments to them; interpretations of Section 45 tax credit regulations by the IRS adverse to our RC business; our inability to ramp up operations to effectively address expected growth in our target markets; difficulties in integration of BCSI, LLC’s operations; failure of CCS’ facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the agreements for such facilities; decreases in the production of RC; seasonality; failure to monetize additional RC facilities; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		www.adaes.com Devin Sullivan, (212) 836-9608 DSullivan@equityny.com
Thomas Mei, (212) 836-9614
Tmei@equityny.com